Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-8 of NRX Pharmaceuticals, Inc., of our report dated May 11, 2021 with respect to the consolidated financial statements of NeuroRx, Inc., which report appears in the Form S-1 (No. 333-257438) and related Prospectus of NRX Pharmaceuticals, Inc. dated May 21, 2021.

/s/ KPMG LLP

Short Hills, New Jersey
July 29, 2021